                                                                    Exhibit 4.12

                      FIRST AMENDMENT TO WARRANT AGREEMENT
                         AND WARRANT CERTIFICATE BETWEEN
                              HANOVER DIRECT, INC.
                                       AND
                        NORTH AMERICAN RESOURCES LIMITED


         This First Amendment, dated as of November 13, 1995 (this "Amendment"), to that certain Warrant Agreement, dated as of October 25, 1991, between The Horn & Hardart Company, a Nevada corporation and the predecessor-in- interest to Hanover Direct, Inc. (the "Company"), and North American Resources Limited, a British Virgin Islands corporation ("NAR"), and Warrant Certificate No. 1.

         WHEREAS, the Company and NAR are parties to that certain Warrant Agreement, dated as of October 25, 1991 (the "Warrant Agreement"), and pursuant thereto the Company has issued to NAR Warrant Certificate No. 1 (the "Warrant Certificate"); and

         WHEREAS, the Company and NAR desire to amend the Warrant Agreement and the Warrant Certificate.

         NOW, THEREFORE, in consideration of the premises and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         A. Amendment to the Warrant Agreement. The Warrant Agreement is hereby amended as follows:

         Section 5(a) is hereby amended to extend the Expiration Date through August 1, 1998 as part of the total compensation to be paid to NAR by the Company in connection with NAR's purchase from SunAmerica Life Insurance Company of $14 million aggregate principal amount of the Company's 9.25% Senior Subordinated Notes due August 1990. As a result, Section 5(a) is hereby amended to delete the following: "July 10, 1996" and to substitute therefore the following: "August 1, 1998".

         B. Amendment to the Warrant Certificate. The Warrant Certificate is hereby amended as follows:

            (i) The words "JULY 10, 1996" are hereby deleted from the caption of the Warrant Certificate and the words "AUGUST 1, 1998" are substituted therefor.

            (ii) The following is hereby deleted from the first paragraph of the Warrant Certificate: "July 10, 1996" and the following is substituted therefor:
"August 1, 1998".

         C. Ratification. Except as expressly amended hereby, all terms and provisions of the Warrant Agreement, as heretofore amended, remain unamended, unmodified and in full force and effect. The Warrant Agreement, as amended hereby, and all rights and powers created thereby, is in all respects ratified and confirmed. From and after the date hereof, all references to the Warrant Agreement shall be deemed to mean the Warrant Agreement as amended by this Amendment.

         D. Counterparts. This Amendment may be executed in counterparts, each of which, when executed and delivered, shall for all purposes be deemed an original. Both of the counterparts, when taken together, shall constitute but one and the same Amendment.

         E. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

         F. Definitions. Except as otherwise expressed or provided or unless the context otherwise requires, all terms used herein which are defined in the Warrant Agreement shall have the meanings ascribed to them in the Warrant Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                             HANOVER DIRECT, INC.


                                             By: /s/   Michael P. Sherman
                                                ------------------------------
                                                Name:  Michael P. Sherman
                                                Title:


                                             NORTH AMERICAN RESOURCES LIMITED


                                             By: /s/   Thomas A. Huser
                                                ------------------------------
                                                Name:  Thomas A. Huser
                                                Title: Attorney-in-Fact

                                       -2-